Exhibit 21.1

Subsidiaries of EP Energy LLC

As of September [   ], 2012

Subsidiary	Jurisdiction	% Owned
Everest Acquisition Finance Inc.	Delaware	100%
EP Energy Global LLC	Delaware	100%
EP Energy Brazil, L.L.C.	Delaware	100%
EP Energy Pescada Ltda.(1)	Brazil	99.9999%
EP Energy Brazil Holdings Company	Cayman Islands	100%
EP Energy do Brasil Ltda.(2)	Brazil	99.8002%
EP Energy Maritime B.V. (3)	Netherlands	73%
EP Energy Preferred Holdings Company, L.L.C.	Delaware	100%
EP Energy Management, L.L.C.	Delaware	100%
EP Energy Resale Company, L.L.C.	Delaware	100%
EP Energy Gathering Company, L.L.C.	Delaware	100%
EP Energy E&P Company, L.P.(4)	Delaware	99%
EP Nominee Corp.	Delaware	100%
Starr County Gathering System(5)	Texas	30%
Black Warrior Transmission Corp.(5)	Alabama	50%
Black Warrior Methane Corp.(5)	Alabama	50%
Crystal E&P Company, L.L.C.	Delaware	100%
EnerVest Energy, L.P.(5)	Delaware	23%
MBOW Four Star, L.L.C.	Delaware	100%
Four Star Oil & Gas Company(4)	Delaware	48.8%

(1)  0.001% held by EP Energy Brazil Holding Company

(2)  0.1998% held by EP Energy Brazil Holding Company

(3)  27% held by EP Energy do Brasil Ltda.

(4)  1% held by EP Energy Management, L.L.C., as general partner

(5)  Other percentage owned by unaffiliated parties